Exhibit 11

POTASH CORPORATION OF SASKATCHEWAN INC.
COMPUTATION OF PER SHARE EARNINGS1
FOR THE NINE MONTHS ENDED SEPTEMBER 30

		2004	2003

A	Net income (loss) as reported, Canadian GAAP ($ millions)	$198.5	$(152.8)

B	Items adjusting net income (loss) ($ millions)	$6.2	$40.2

C	Net income (loss), US GAAP ($ millions)	$204.7	$(112.6)

D	Weighted average number of shares outstanding	107,325,000	104,212,000

E	Net additional shares issuable for diluted earnings per share calculation	2,015,000	—

	CANADIAN GAAP

	Basic earnings (loss) per share (A/D)	$1.85	$(1.47)

	Diluted earnings (loss) per share (A/(D+E))	$1.82	$(1.47)

	UNITED STATES GAAP

	Basic earnings (loss) per share (C/D)	$1.91	$(1.08)

	Diluted earnings (loss) per share (C/(D+E))	$1.87	$(1.08)

1On July 21, 2004, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a two-for-one basis. The stock split was effected in the form of a stock dividend of one additional common share for each share owned by shareholders of record at the close of business on August 11, 2004. All share and per-share data have been adjusted to reflect the stock split.